Exhibit 3.1

Execution Verison

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MIROMATRIX MEDICAL INC.

Miromatrix Medical Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.      The name of the Corporation is Miromatrix Medical Inc. Miromatrix Medical Inc. was originally formed on July 13, 2009, under the name TayTech, Inc.

B.      This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.      The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Miromatrix Medical Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on May 21, 2021.

Jeff Ross, Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
MIROMATRIX MEDICAL INC.

Article I

NAME

The name of the Corporation is Miromatrix Medical Inc. (the “Corporation”).

Article II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, located in New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

CAPITAL STOCK

1.       Authorized Capital Stock. The aggregate number of shares of stock which the Company is authorized to issue is 65,900,000 shares, of which (i) 50,000,000 shares are designated as common stock, $.00001 par value (the “Common Stock”), and (ii) 15,900,000 shares are designated as preferred stock, $.00001 par value, of which (a) three million three-hundred thousand (3,300,000) shares are designated as Series A Convertible Preferred Stock, $.00001 par value (the “Series A Preferred”), (b) four million (4,000,000) shares are designated as Series B Convertible Preferred Stock, $.00001 par value (“Series B Preferred”), (c) two million five hundred thousand (2,500,000) shares are designated as Series B-2 Convertible Preferred Stock, $.00001 par value (“Series B-2 Preferred”) and (d) six million one hundred thousand (6,100,000) shares are designated as Series C Convertible Preferred Stock, $.00001 par value (“Series C Preferred” and together with the Series A Preferred, Series B Preferred, and Series B-2 Preferred, the “Preferred Stock”).

The Preferred Stock may be divided into, and may be issued from time to time, in one or more series. The Board of Directors of the Company (the “Board”) is authorized from time to time to establish and designate any such series of Preferred Stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Company and any series thereof, and to fix or alter the number of shares comprising any such series and the designations thereof.

The relative rights, preferences and privileges of the Common Stock and the Preferred Stock are set forth in this Article IV of this Amended and Restated Certificate of Incorporation.

2.              Definitions. For purposes of this Amended and Restated Certificate of Incorporation the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

(a)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 6(g)(i) of this Article IV) by the Company after the filing of this Amended and Restated Certificate of Incorporation, other than shares of Common Stock issued or issuable (or deemed issued pursuant to Convertible Securities):

(i)        upon conversion of the Preferred Stock;

(ii)       as a dividend or distribution on the Preferred Stock;

(iii)      upon a stock split, stock dividend or any subdivision of shares of Common Stock;

(iv)      upon conversion of Convertible Securities outstanding at the time of the filing of this Amended and Restated Certificate of Incorporation;

(v)       upon exercise of options and warrants outstanding at the time of the filing of this Amended and Restated Certificate of Incorporation;

(vi)      to employees or directors of, or consultants to, the Company pursuant to any plan approved by the Board;

(vii)     to banks, equipment lessors or other institutional lenders pursuant to a bona fide debt financing, equipment leasing transaction or real property leasing transaction, provided that each of the foregoing has been approved by the Board;

(viii)    in any Qualified Public Offering; and

(ix)      following an affirmative vote or prior written consent of (1) a majority of the then outstanding Series A Preferred, (2) a majority of the then outstanding Series B Preferred, (3) a majority of the then outstanding Series B-2 Preferred and (4) a majority of the then outstanding Series C Preferred.

(b)            “Board” shall mean the Board of Directors of the Company.

(c)            “Conversion Price” shall have the applicable meaning set forth in Section 6 below.

(d)            “Conversion Rights” shall mean the optional and automatic conversion rights of the holders of Preferred Stock set forth in Section 6 below.

(e)            “Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities (including rights, options or warrants to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities) which are at any time, directly or indirectly, convertible into or exchangeable for Common Stock.

(f)             “Effective Price” shall mean the price per share for Additional Shares of Common Stock determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under Sections 6(f) and 6(g) of this Article IV, into the aggregate consideration received, or deemed to have been received by the Company for such issue or sale under such Sections 6(f) and 6(g), for such Additional Shares of Common Stock.

(g)            A “Liquidation” of the Company shall include: (a) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (b) a merger, consolidation, share exchange or similar transaction, other than one in which the stockholders of the Company own a majority of the voting power of the outstanding shares of the surviving or acquiring company; or (c) a sale, license, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

(h)            “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

(i)             “Purchase Price” shall mean (1) for purposes of a holder of Series A Preferred shall mean $2.50 per share, (2) for purposes of a holder of Series B Preferred shall mean the purchase price per share paid by such holder to the Company (3) for purposes of a holder of Series B-2 Preferred shall mean the purchase price per share paid by such holder to the Company and (4) for purposes of a holder of Series C Preferred shall mean $7.50 per share.

(j)             “Qualified Public Offering” shall mean the closing of a bona fide underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Company in which the aggregate gross proceeds received by the Company at the public offering price equals or exceeds $20,000,000 (before deduction of underwriters commissions and expenses).

(k)            “Series A Liquidation Preference” shall mean an amount equal to the Purchase Price of the Series A Preferred, subject to appropriate adjustments for stock splits, stock dividends, reorganizations, consolidations and similar changes affected after the date hereof, in the same manner as set forth in Section 6(f).

(l)             “Series B Liquidation Preference” shall mean an amount equal to the applicable Purchase Price of the Series B Preferred, subject to appropriate adjustments for stock splits, stock dividends, reorganizations, consolidations and similar changes affected after the date hereof, in the same manner as set forth in Section 6(f).

(m)           “Series B-2 Liquidation Preference” shall mean an amount equal to the applicable Purchase Price of the Series B-2 Preferred, subject to appropriate adjustments for stock splits, stock dividends, reorganizations, consolidations and similar changes affected after the date hereof, in the same manner as set forth in Section 6(f).

(n)            “Series C Liquidation Preference” shall mean an amount equal to the Purchase Price of the Series C Preferred, subject to appropriate adjustments for stock splits, stock dividends, reorganizations, consolidations and similar changes affected after the date hereof, in the same manner as set forth in Section 6(f).

3.              Voting Rights.

(a)            General. Except as otherwise provided in Sections 3(a) of this Article IV, at all meetings of the stockholders of the Company and in the case of any actions of stockholders in lieu of a meeting, each share of Common Stock shall entitle the holder thereof to one vote on such matters, and each holder of Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of shares of Common Stock (including fractions of a share) into which such holder’s shares of Preferred Stock are then convertible, as provided in Section 6 of this Article IV, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such stockholders is effected. Except as may be otherwise provided in this Amended and Restated Certificate of Incorporation or by agreement or by law, the holders of the Common Stock and the holders of the Preferred Stock shall vote together as a single class on all actions to be taken by the stockholders of the Company.

(b)            Additional Class Votes by Series A Preferred. For so long as any of the shares of Series A Preferred remain outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of all shares of Series A Preferred then outstanding (voting together as a separate class) take any action that constitutes material amendment to the Articles of Incorporation or the Company’s Bylaws which would have an adverse effect on the holders of the Series A Preferred.

(c)            Additional Class Votes by Series C Preferred. For so long as any of the shares of Series C Preferred remain outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of all shares of Series C Preferred then outstanding (voting together as a separate class) take any action that constitutes material amendment to the Articles of Incorporation or the Company’s Bylaws which would have an adverse effect on the holders of the Series C Preferred.

4.              Dividends. Dividends shall be payable on the shares of Preferred Stock out of funds legally available for the declaration of dividends only if and when declared by the Board. However, in the event that the Company declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Company shall also declare and pay to the holders of the Preferred Stock, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding shares of Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

5.              Liquidation Rights.

(a)            Series C Preferred Stock Preference. In the event of any Liquidation, the holders of the Series C Preferred then outstanding shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount that shall be made in respect of the Series A Preferred, Series B Preferred, Series B-2 Preferred or Common Stock, a per share amount equal to the greater of (i) Series C Liquidation Preference plus all accrued or declared but unpaid dividends on the Series C Preferred, if any and (ii) such amount per share as would have been payable had all shares of Series C Preferred been converted into Common Stock pursuant to Section 6(a) of this Article IV immediately prior to such Liquidation. If, upon any Liquidation, the assets of the Company are insufficient to permit the payment of the full Series C Liquidation Preference to all holders of Series C Preferred, then all of the assets of the Company shall be distributed ratably to the holders of the Series C Preferred in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)            Series A, Series B and Series B-2 Preferred Stock Preference. In the event of any Liquidation, the holders of the Series A Preferred, Series B Preferred and Series B-2 Preferred then outstanding shall be entitled to receive out of the assets of the Company available for distribution to its stockholders on a pari passu basis, following the payment of the Series C Liquidation Preference to the holders of the Series C Preferred and before any payment or declaration and setting apart for payment of any amount that shall be made in respect of the Common Stock, (i) a per share amount equal to the Series A Liquidation Preference plus all accrued or declared but unpaid dividends on the Series A Preferred, if any, (ii) a per share amount equal to the Series B Liquidation Preference plus all accrued or declared but unpaid dividends on the Series B Preferred, if any, and (c) a per share amount equal to the Series B-2 Liquidation Preference plus all accrued or declared but unpaid dividends on the Series B-2 Preferred, if any. If, upon any Liquidation, the assets of the Company are insufficient to permit the payment of the full Series A Liquidation Preference to all holders of Series A Preferred, Series B Liquidation Preference to all holders of Series B Preferred and Series B-2 Liquidation Preference to all holders of Series B-2 Preferred, then all of the assets of the Company remaining following payment to the holders of the Series C Preferred pursuant to Section 5(a) of this Article IV shall be distributed ratably to the holders of the Series A Preferred, Series B Preferred and Series B-2 Preferred in proportion to the full amounts to which they would otherwise be respectively entitled.

(c)            Remaining Assets. After payment of the Series A Liquidation Preference to the holders of the Series A Preferred, the Series B Liquidation Preference to the holders of the Series B Preferred, and Series B-2 Liquidation Preference to the holders of the Series B-2 Preferred as required Section 5(b) of this Article IV shall have been made or irrevocably set apart, all remaining assets shall be distributed ratably to the holders of Common Stock.

(d)            Determination of Consideration. To the extent any distribution pursuant to Sections 5(a), 5(b) and 5(c) of this Article IV consists of property other than cash, the value thereof shall, for purposes of such Sections 5(a), 5(b) and 5(c), be determined as follows:

(i)        if such property consists of securities that are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three business days prior to the closing;

(ii)       if such property consists of securities that are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three business days prior to the closing; and

(iii)      if such property does not consist of securities for which there is an active public market, the value of such property shall be the fair market value thereof as determined in good faith by the Board.

(e)            Notice; Conversion Prior to Liquidating Distributions. Written notice of a Liquidation stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by facsimile (provided that non-U.S. residents will be notified by facsimile if a facsimile number is available) not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at his, her or its address as shown by the records of the Company. Any holder of the Preferred Stock may, at his, her or its option, convert all or a portion of his, her or its Preferred Stock into Common Stock conditioned upon a Liquidation and effective on the date thereof and thereby receive distributions with the holders of the Common Stock in lieu of receiving distributions with the holders of the Series Preferred Stock.

6.              Conversion. The holders of the Preferred Stock shall have the following Conversion Rights:

(a)            Optional Conversion of the Preferred Stock. The Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Preferred Stock by the Company, at the office of the Company or any transfer agent for the Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Purchase Price by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion and then multiplying such quotient by the number of shares of such series of Preferred Stock to be converted. Notwithstanding the foregoing, no holder of Series C Preferred exercise its right to convert its shares of Series C Preferred Stock into shares of fully paid and nonassessable Common Stock pursuant to this Section 6(a) until on or after January 1, 2022. The initial “Conversion Price” of each series of Preferred Stock at the time of the filing of this Amended and Restated Certificate of Incorporation shall be equal to the applicable Purchase Price of such series of Preferred Stock. Such Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which a share of the applicable series of Preferred Stock is convertible, as hereinafter provided, including, for the avoidance of doubt, the adjustment to the Conversion Price of the Series C Preferred provided in Section 6(f)(v).

(b)            Automatic Conversion of the Preferred Stock. Upon (i) the completion by the Company of a Qualified Public Offering, or (ii) the date and time, or the occurrence of an event, specified by the vote or written consent of (w) with respect to the Series A Preferred, the holders of at least a majority of all shares of Series A Preferred then outstanding (voting together as a single class), (x) with respect to the Series B Preferred, the holders of at least a majority of all shares of Series B Preferred then outstanding (voting together as a single class), (y) with respect to the Series B-2 Preferred, the holders of at least a majority of all shares of Series B-2 Preferred then outstanding (voting together as a single class) and (z) with respect to the Series C Preferred, the holders of at least a majority of all shares of Series C Preferred then outstanding (voting together as a single class), all outstanding shares of Preferred Stock shall automatically convert into shares of Common Stock as set forth below. Any shares of Preferred Stock so converted may not be reissued by the Company.

(c)            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of some or all of the Preferred Stock owned by such holder, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(d)            Mechanics of Optional Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein such holder’s name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Except as set forth in Section 5(d) of this Article IV, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for fractional shares.

(e)            Mechanics of Automatic Conversion. All holders of record of shares of Preferred Stock will be given at least 20 days’ prior written notice of the anticipated date of any automatic conversion of such series of Preferred Stock referenced in Section 6(b) and three days’ prior written notice of the actual date of such conversion. The Company shall also exercise its best efforts to provide three days’ telephonic notice of such actual conversion date to said holders. Each such notice shall designate a place for automatic conversion of all of the shares of such Preferred Stock pursuant to Section 6(b). Such notices will be sent by mail, first class, postage prepaid to each record holder of Preferred Stock at such holder’s address appearing on the Company’s stock register, or by overnight courier service in the case of the notice prior to the actual date of conversion. On or before the date fixed for conversion, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. On the date fixed for conversion, all rights with respect to the Preferred Stock will terminate, except only (i) any rights to receive declared but unpaid dividends with a record date preceding the date of conversion, and (ii) the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which such Preferred Stock has been converted and cash for fractional shares. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by her, his or its attorney duly authorized in writing. All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Preferred Stock as aforesaid, the Company shall cause to be issued and delivered to such holder, or to her, his or its written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 6© in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(f)             Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

(i)        Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. If the Company shall at any time while shares of Preferred Stock are outstanding subdivide or split its outstanding Common Stock into a greater number of shares or declare any dividend payable in Common Stock, the Conversion Price in effect immediately prior to such subdivision, split or dividend shall be proportionately decreased, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(ii)       Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange (other than described in Section 6(f)(i) above) or any consolidation or merger of the Company with another corporation (other than a merger, acquisition or other reorganization constituting a Liquidation), each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of the Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(iii)      Adjustments for Other Dividends and Distributions. In the event the Company, at any time or from time to time after the filing of this Amended and Restated Certificate of Incorporation, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6(f) with respect to the rights or the holders of the Preferred Stock.

(iv)      Adjustment to Conversion Price for Issue or Sale of Additional Shares of Common Stock. If, at any time or from time to time on or after the filing of this Amended and Restated Certificate of Incorporation, the Company shall issue or sell Additional Shares of Common Stock (including any Convertible Securities) without consideration or for an Effective Price less than a Conversion Price then in effect for a series of Preferred Stock ,then and in each such case, the such applicable Conversion Price shall be reduced to an adjusted Conversion Price (computed to the nearest cent, a half cent being treated as a full cent), as of the opening of business on the date of such issue or sale, determined by multiplying such applicable Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For purposes of adjusting the Conversion Price under this Section 6(f), Common Stock outstanding shall include those shares of Common Stock actually issued and outstanding and all shares of Common Stock issuable upon conversion of then outstanding Preferred Stock and Convertible Securities.

(v)       Adjustment to Conversion Price of Series C Preferred in Qualified Public Offering. In the event of a Qualified Public Offering prior to January 1, 2022, the Conversion Price of the Series C Preferred shall be adjusted (computed to the nearest cent, a half cent being treated as a full cent), as of immediately prior to the conversion of the Series C Preferred into Common Stock pursuant to Section 6(b) of this Section IV, to an amount equal to the product of (x) 80% multiplied by (y) the Qualified Public Offering Price. For purposes of adjusting the Conversion Price under this Section 6(f)(v), “Qualified Public Offering Price” shall mean the price of the shares of Common Stock to be sold in the Qualified Public Offering.

(g)            Further Provisions for Adjustment of Conversion Price. For the purpose of Section 6(f) above, the following provisions shall be applicable:

(i)        Grant of Convertible Securities. If, at any time on or after the filing of this Amended and Restated Certificate of Incorporation, the Company shall issue or sell any Convertible Securities, there shall be determined as of the date of issue the Effective Price per share for which Additional Shares of Common Stock are issuable upon the conversion or exchange thereof, such determination to be made by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange of all of such Convertible Securities; and such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of Additional Shares of Common Stock at the price per share so determined. If such Convertible Securities shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration, if any, payable to the Company, or in the rate of exchange, upon the conversion or exchange thereof the adjusted Conversion Prices shall, forthwith upon any such increase becoming effective, be readjusted (but to no greater extent than originally adjusted) to reflect the same. If any rights of conversion or exchange evidenced by such Convertible Securities shall expire without having been exercised, any adjusted Conversion Price shall forthwith be readjusted to be the adjusted Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock issued or sold were those actually issued upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the Company upon such conversion or exchange, plus the consideration, if any, actually received by the Company for the issue or sale of such Convertible Securities as were actually converted or exchanged.

(ii)       Determination of Consideration. Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any Additional Shares of Common Stock or Convertible Securities or any rights, warrants or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board. In case any Additional Shares of Common Stock or Convertible Securities or any rights, warrants or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities shall be issued or sold together with other stock or securities or other assets of the Company for a consideration which covers two or more thereof, the consideration for the issue or sale of such Additional Shares of Common Stock or Convertible Securities or such rights, warrants or options shall be deemed to be the portion of such consideration allocated thereto in good faith by the Board.

(iii)      Duration of Adjusted Conversion Price. Following each computation or readjustment of an adjusted Conversion Price as provided in this Section 6 of Article IV, such new adjusted Conversion Price shall remain in effect until a further computation or readjustment thereof is required by this Section 6.

(iv)      Other Action Affecting Common Stock. In case, after the filing of this Amended and Restated Certificate of Incorporation, the Company shall take any action affecting its shares of Common Stock, other than an action described above in this Section 6, which in the good faith opinion of the Board would have an adverse effect upon the conversion rights of the Preferred Stock granted herein, the Conversion Price shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

(v)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the applicable Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(h)            Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any capital reorganization of the Company, any reclassification or recapitalization of the Company’s capital stock, any consolidation or merger with or into another corporation, any transfer of all or substantially all of the assets of the Company or any dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(i)             Common Stock Reserved. The Company shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect (x) conversion of the Preferred Stock and (y) issuance of Common Stock pursuant to any outstanding options, warrants or other rights to acquire Common Stock.

(j)             Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

7.             Status of Acquired Shares. Shares of Series B Preferred and Series B-2 Preferred received upon redemption, purchase, conversion or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series B Preferred or Series B-2 Preferred, as applicable.

Article V

BYLAWS

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Article VI

NUMBER OF DIRECTORS

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board.

Article VII

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VIII

MEETINGS AND BOOKKEEPING

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article IX

LIMITATION ON DIRECTOR LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Article X

INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law of the State of Delaware permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

Article XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article XII

FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article Thirteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article XIII

FORUM SELECTION FOR SECURITIES MATTERS

Unless the Company consents in writing to the selection of an alternate forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.  Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this Article XIV.

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